Exhibit 10.34.1

Execution Copy

***TEXT OMITTED AND SUBMITTED SEPARATELY

PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 31, 2005 (the “Effective Date”) by and between Talecris BioTherapeutics, Inc. (f/k/a NPS BioTherapeutics, Inc. (“Newco”), Bayer Biologicals S.r.l. (“B.Biologicals”) and, Bayer Healthcare LLC, and such Distributors as may hereinafter execute Exhibit J which is attached hereto. Newco, B.Biologicals and each Distributor (as listed on Exhibit A and upon execution of Exhibit J) (each a “Distributor”) are collectively hereinafter referred to as the “Parties”.

WITNESSETH

WHEREAS, Bayer Healthcare LLC (“Bayer”), Newco and Talecris Holdings, LLC (formerly known as NPS Bio Holdings, LLC) and Talecris Biotherapeutics Holdings Corp. have entered into that certain Amended and Restated Joint Contribution Agreement, dated as of March 30, 2005 (the “Contribution Agreement”);

WHEREAS, Newco will be upon closing engaged in the manufacture of plasma-derived biological products;

WHEREAS, Newco and B.Biologicals have entered into that certain European Product Sales Agreement (Phase I) of even date herewith (the “Phase I Agreement”) pursuant to which Newco shall sell certain products to B.Biologicals which B.Biologicals shall import, test, package and release in Europe (the “Phase I Period”);

WHEREAS, it is intended that once Newco qualifies an affiliated entity of Newco (“European Newco”) as an importer/manufacturer responsible for batch release in Europe, Newco, European Newco and B.Biologicals shall enter into that certain Services Agreement (the “Phase II Agreement”) pursuant to which B.Biologicals shall test and package certain products which European Newco shall release in Europe (the “Phase II Period”);

WHEREAS, it is intended that each Distributor shall become a party to this Agreement and that until such time Bayer shall meet certain obligations and provide certain guarantees as set forth in Article 19;

WHEREAS, the Parties desire for the Distributors to distribute those products referenced above in Europe consistent with current practice for the term provided herein;

WHEREAS, the Parties acknowledge that, once European Newco is established and qualified, Newco may desire to assign certain of its rights and obligations under this Agreement to European Newco consistent with Section 20.1 hereof; and

WHEREAS, the Parties wish to set forth their mutual agreements and understandings regarding the distribution of products by the Distributors in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual’ covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

ARTICLE 1           TERM

This Agreement shall have an initial term commencing on the Effective Date and terminating on the date twelve (12) months after the Effective Date (“Initial Term”), unless earlier terminated as provided in Article 17 below. If Newco provides written notice to a Distributor one hundred and eighty (180) days prior to the expiration of the Initial Term, Newco may extend this Agreement for one (1) additional twelve (12) month period (“Extended Term”). The written notice requesting an extension shall be specific as to the identity of the Distributors to which it applies. Except for any provisions surviving termination of this Agreement with respect to such Distributors, Distributors not identified in such notice will have no obligations under this Agreement during the Extended Term or thereafter to purchase from Releasor or distribute any Products or otherwise support Newco’s business. The Initial Term and the Extended Term shall collectively constitute the “Term.”  If Newco provides written notice one hundred and eighty (180) days prior to the expiration of the Extended Term to a Distributor then obligated under this Agreement requesting an extension of the term of this Agreement beyond the Extended Term and if Distributors receiving such notice and Newco can mutually agree upon the terms and conditions to be applied for such period the Agreement may be extended for that Distributor consistent with that mutual agreement. Nothing herein shall be interpreted to require any Party to extend this Agreement beyond the end of the Extended Term.

ARTICLE 2           PURCHASE AND SALE OF THE PRODUCTS

2.1           Exclusivity. Except as the Parties may otherwise mutually agree in writing, Newco and B.Biologicals hereby appoint and designate each of the Distributors as their exclusive distributor for those products set forth in Exhibit A attached hereto (the “Products”) in the indicated countries as set forth in Exhibit A. During the Phase I Period, each Distributor hereby appoints and designates B.Biologicals as its exclusive supplier of Products in the Territory for the Term. During the Phase II Period, each Distributor to which this Agreement then applies hereby appoints and designates Newco as its exclusive supplier of Products in the Territory for the Term (the term “Releasor” shall refer to B.Biologicals during the Phase I Period and Newco during the Phase II Period.). The Parties shall not enter into any agreement or arrangement with any other third party for the sale or purchase, respectively, of the Products or any plasma-derived products in any country where a Distributor remains obligated to distribute Products for Newco under this Agreement. For purposes of this Agreement the countries served by the Distributors to distribute Products for Newco as listed in Exhibit A collectively will be referred to as “Territory.”  If Newco chooses not to renew a particular Distributor for an Extended Term, the countries served by that Distributor will, for such Extended Term, not be a part of the Territory. Notwithstanding the foregoing, upon mutual agreement of Newco, B.Biologicals and the Distributor in any country identified on Exhibit A, Newco may appoint a third party distributor to distribute Products in such country and, upon such agreement, B.Biologicals and the effected Distributor shall no longer be the exclusive supplier and exclusive distributor, respectively, in such country.

2.2           Volume Requirements.

(i)            During the Initial Term, the Releasor agrees to make available to the Distributors up to one hundred percent (100%) of each Product specified for that Distributor by country in Exhibit B and each of the Distributors shall purchase from the Releasor at least seventy five percent (75%) of the amounts of each Product set forth for each country in Exhibit B (the “Required Amount”). The requirements to supply and to purchase Required Amounts shall be subject to modification based upon the following:  (a) for Prolastin, once volumes are committed by a Distributor and confirmed by Newco based on a reasonable anticipated patient count, Newco, the Releasor and the applicable Distributor shall use commercially reasonable efforts to maintain such commitment; (b) for IGIV, Newco’s obligation to make available the Required Amount to a Distributor is contingent upon that Distributor’s continuing ability to sell IGIV [***]; and (c) for prospective sales based on tender offers or upon bids when a Distributor presents its prospective proposal to Newco and Newco agrees to the price level and volume target Newco will be obligated to provide Product at such price and volume.

(ii)           During the Extended Term, Newco and each Distributor and, during the Phase I Period, B.Biologicals shall negotiate in good faith the amounts of each Product, by country and for each Distributor, which Newco shall make available and the Distributors shall purchase; provided that the volume targets in the aggregate for all Distributors during the Extended Term shall be no less than during the Initial Term, taking into account trends in market pricing and assuming that Newco continues this Agreement with respect to all Distributors for the Extended Term.

(iii)          Upon a Distributor’s request, Newco shall use commercially reasonable efforts to increase the supply of Products to that Distributor above the Required Amount for any Product or any amount as the Parties may mutually agree, subject to the terms of this Agreement and the consent of Newco on the price set by the Distributor of such additional delivery; provided, however, that Newco shall have no liability for any failure to supply any Products in excess of the Required Amount except that to the extent such increased amount becomes part of a Binding Forecast (as defined below), it shall be treated the same as any other Binding Forecast pursuant to Section 2.3(ii).

2.3           Forecasts.

(i)            Upon the Effective Date, each Distributor shall provide Newco and B.Biologicals with a twelve (12) month rolling forecast of the Distributor’s estimated requirements for each Product by country and calendar month (the “Initial Forecast”). The Initial Forecast is attached hereto as Exhibit C and incorporated herein by reference. Each Distributor shall provide an updated twelve (12) month rolling forecast on or about the commencement of each calendar month but no later than the fifth (5th) calendar day of each such month; provided, however, that the Distributors’ obligation to provide a forecast for periods beyond the end of the Initial Term or Extended Term, as applicable, shall cease if Newco does not provide notice of an intent to renew as provided in Article 1. For the avoidance of doubt, B.Biologicals shall have no responsibility for accuracy or completeness of the twelve (12) month rolling forecasts provided by the Distributors.

***CONFIDENTIAL TREATMENT REQUESTED

(ii)           Subject to meeting the volume requirements of Section 2.2(i) above as may be adjusted in accordance with Section 2.2(iii), Newco’s and, during the Phase I Period, B.Biologicals’, obligation to supply Products pursuant to this Agreement are subject to its approval of each Binding Forecast (as defined below). Newco and, during the Phase I Period, B.Biologicals, shall approve or disapprove in writing the third month of each subsequent rolling forecast beyond the Initial Forecast within ten (10) Business Days of receipt of such forecast, which approval shall not be unreasonably withheld or delayed. If Newco or B.Biologicals fails to approve or disapprove such third month of the rolling forecast within such ten (10) Business Day period, such third month of the rolling forecast shall be deemed approved. The first three (3) months of the Initial Forecast is, and once any additional forecast periods beyond the first three (3) months of the Initial Forecast are approved by Newco, they shall become, a binding forecast (the “Binding Forecast”) on each applicable Distributor and Releasor. In addition, if Releasor agrees to increase any amounts above that in an already Binding Forecast pursuant to Sections 2.2(ii) or (iii), that amount shall also become a Binding Forecast. Except as set forth herein, the Distributors agree to purchase and the Releasor agrees to deliver the Products in such quantities equal to the applicable Binding Forecast, on such delivery dates as are specified in the Purchase Order issued by Distributors pursuant to Section 2.4 provided that Distributors shall, upon the request of the Releasor, use commercially reasonable efforts to modify the delivery dates on the Purchase Order to accommodate reasonable scheduling of production and shipment when such modified delivery dates would not cause a Distributor to directly violate any contractual commitments to third parties with respect to the delivery of Products.

(iii)          The Parties shall use commercially reasonable efforts to make adjustments to the forecasts including, without limitation, the Binding Forecasts, and production schedules in consideration of market opportunities, manufacturing shutdowns, capacity constraints, maintenance turnarounds and optimization of lot sizes. All adjustments made pursuant to this Section 2.3(iii) shall be in writing and signed by Releasor and Distributor.

2.4           Purchase Orders. Simultaneous with the submission of the Initial Forecast, each Distributor shall deliver to Releasor, and Newco if it is not the Releasor, a purchase order, in the form of Exhibit D attached hereto, reflecting the aggregate Product quantities set forth in the initial Binding Forecast and with each subsequent Binding Forecast described in Section 2.3 above, each Distributor shall deliver to Releasor, and Newco if it is not the Releasor, a purchase order, in the form of Exhibit D attached hereto, reflecting the aggregate additional Product quantities that have become binding with that forecast (in each case, a “Purchase Order”). Each Purchase Order shall specify the quantity of the Products ordered and the delivery date consistent with normal lot sizes and consistent with past practice to be reasonably agreed upon. Subject to Section 2.3(iii), each Purchase Order delivered by a Distributor to a Releasor shall be a binding obligation of that Distributor to purchase the Products and Releasor to supply the Products as set forth in such Purchase Order.

2.5           Shipments. The Releasor agrees that it shall provide the Products in conformance with the Specifications, the quality requirements set forth in this Agreement and the delivery dates set forth in the Purchase Orders provided by Distributors. Releasor shall deliver to each Distributor Products the shelf life of which is twenty-one (21) months or longer at the point of destination unless Newco obtains the prior express written consent of that Distributor, which consent will not be unreasonably withheld. Releasor shall include copies of the COA

(as defined below) with each shipment. Releasor shall be responsible for making the necessary arrangements to ship Products to Distributors. Risk of loss in transit of Products to Distributor shall lie with Releasor. All the Products purchased and sold hereunder shall be delivered by Releasor F.O.B. at B.Biologicals’ facility in Rosia, Italy, unless mutually agreed by a Releasor and a Distributor with respect to deliveries to that Distributor. All financial arrangements for transport of the Products from Newco to Distributor and handling of the Products until delivery to Distributor shall be the responsibility of Releasor.

2.6           Newco Facilities. Newco shall ship Products manufactured only from its locations that are properly licensed to manufacture such Products and deliver such Products in the Territory by the relevant Regulatory Authorities, including, without limitation, Newco’s facility in Clayton, NC. In addition, the Releasor shall not ship to Distributors any Products tested and packaged at any location other than its Clayton facility or B.Biologicals’ facility in Rosia, Italy, without the prior written consent of the Distributor. In certain limited circumstances Newco and Distributor may agree in writing that Products may be shipped directly to named customers by Newco.

ARTICLE 3           COOPERATION OF THE PARTIES

To the extent permitted by Applicable Law, Newco, B.Biologicals and the Distributors shall cooperate with each other in the performance of their respective obligations under this Agreement during the Term, including:

(i)            Each Party shall provide reasonable support to the other Party to assist the other Party in complying with applicable Regulations (as defined below) or activities in conjunction with the requirements of Regulatory Authorities (as defined below), including activities by Newco to obtain the necessary marketing authorizations.

(ii)           The Parties shall cooperate during the Term of this Agreement in the development and implementation of plans designed to provide minimal disruption to Distributors’ customers, as if such customers are dealing with a single supplier of Products.

(iii)          The Distributors shall maintain those commercial activities ongoing or planned (where planned activities have been approved by Newco as Discretionary P&I as defined in Section 6.1(iii) on or as of the Effective Date in support of sales development at levels equivalent to, but in no event less than, those conducted in the twelve (12) months prior to the Effective Date, whether the goal of such sales development activity is within the Term or beyond.

(iv)          During the Initial Term, each Distributor shall support programs consistent in scope, volume and expenditure levels with those programs for ongoing product development in the twelve (12) months prior to the Effective Date, including, without limitation, clinical trials and regulatory activities.

(v)           In the event that Newco seeks support for (A) programs for ongoing product development or (B) Newco’s actions and efforts to establish its plasma business in the Territory, including without limitation, re-labeling Products, resolution of any import and export issues relating to the re-licensing of Products by Newco and any other actions required by Newco to be taken in order to effect the sales, distribution or transfer of Products by Newco, in each case which would require Distributors to incur additional expenditures beyond the expenditures incurred for normal operating activities (such as, for example, expenditures for Product acquisition or research and development) during the twelve (12) months prior to Effective Date, Distributors shall, in each case, upon request and upon agreement by Newco that such efforts shall be VSG&A Costs (as described in Section 6.2), take commercially reasonable efforts to support programs and efforts.

(vi)          In order to ensure timely delivery of the Products, Newco and B.Biologicals shall inform the Distributors immediately of any problems that may prevent Newco and/or B.Biologicals from providing timely deliveries of the Products and the Parties shall cooperate in resolving such problems relating to the manufacture and supply of the Products under this Agreement. For purposes of clarification, this section (vi) does not expand or diminish the Releasors’ or the Distributors’ obligations to supply and purchase, as applicable, the Products in accordance with the Binding Forecast set forth in Section 2.3.

ARTICLE 4           QUALITY AND SPECIFICATIONS

4.1           Specifications. Newco shall manufacture and process, B.Biologicals shall package and test, the applicable Releasor shall release, and the applicable Releasor and each Distributor shall store, distribute, inspect, transport, dispose and otherwise handle the Products, in each case, at all times in compliance with current Good Manufacturing Practices (“cGMPs”) and other applicable Regulations (as defined in Section 10.1 below), the specification requirements prescribed by the Phase I Agreement and Phase II Agreement (“Specifications”) and the applicable EU Dossier/registration formulae and European registrations and applicable SOPs (as defined in Section 10.2). The initial Specifications shall be the same as in effect as of the Effective Date. Newco shall not make any changes to the batch production records, and neither Releasor nor any Distributor shall make any changes to the Specifications or the SOPs without the prior written approval of the applicable other Parties, such approval not to be unreasonably withheld. All Parties shall maintain all records as are necessary and appropriate to demonstrate compliance with cGMPs, the Specifications, the SOPs and Regulations (as defined in Section 10.1).

4.2           Testing. B.Biologicals shall test, or cause to be tested, the Products’ compliance with the Specifications and provide a certificate of analysis (“COA”) to the Distributors showing conformance with the Specifications.

4.3           Acceptance. A Distributor shall have a period of forty-five (45) days from the date of its receipt of a shipment of Products (the “Inspection Period”) to inspect the delivered Products and the transmitted COA and reject the corresponding shipment of Products for nonconformity with the Specifications. If a Distributor rejects such shipment or a portion thereof in accordance with the preceding sentence, it shall promptly so notify the Releasor, such rejected Products shall be considered Nonconforming Products and the provisions of Section 11.1 below shall apply.

4.4           Records. All Parties shall maintain production records and other records required by the Phase I Agreement, the Phase II Agreement, cGMPs, Specifications, SOPs or Regulations. Each Party shall make such records available to the other Party for inspection following a written request by any other Party.

ARTICLE 5           DISTRIBUTOR PRICE ‘AND PRICE ADJUSTMENT

5.1           Market Price. Each Distributor will set the prices for all Products it seeks to sell in the Territory. Notwithstanding anything else in this Agreement, the Parties acknowledge and agree that Distributors shall have the sole right to determine that price and other terms and conditions upon which it sells the Products to third parties in the applicable countries in the Territory and nothing in this Agreement or any other agreement between Newco and the Distributors shall be construed to constitute an agreement by any Distributor to comply with any recommendation by Newco regarding the price of sales to third parties.

5.2           Distributor Purchase Price. [***]

5.3           [***]

5.4           [***]

5.5           (i)            [***]

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                (ii)           [***]

                (iii)          [***]

(iv)          The Distributors shall make available to Newco and, if Newco so elects, Newco’s independent certified public accountants, at no expense, such of the facilities, books, records and personnel of Distributors and such of the work papers of independent certified public accountants designated by the Distributors as are reasonably requested to review and verify the Actual Distributor Margin. In the event Newco disputes the Distributor’s calculations pursuant to this Section 5.5, it shall, within thirty (30) days of delivery thereof pursuant to Section 5.5(ii), deliver a notice to the Distributors (the “Dispute Notice”) setting forth in reasonable detail the basis of such dispute. If the Dispute Notice is not delivered within such thirty (30) day period, then the [***] shall be final. In the event that the Dispute Notice is so delivered, the Parties shall negotiate to attempt to resolve the portion which is in dispute and the portion which is not in dispute, together with interest accrued thereon for the applicable period at the London Interbank Offered Rate (“LIBOR”), shall be promptly paid by the Party owing the same. If the Parties fail to resolve any such dispute within forty-five (45) days after receipt of any Dispute Notice, a firm of independent certified public accountants of national standing mutually and reasonably agreeable to Newco and Distributor (the “Reviewing Accountant”) will review the portions of the calculation which are subject to dispute. The Parties shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters asserted in the Dispute Notice. The Reviewing Accountant shall be instructed by the Parties to use its best efforts to deliver to the Parties its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant shall be final and binding on the Parties and any amounts determined by the Reviewing Accountant to be owed by one Party to the other Party, together with interest at LIBOR accrued thereon for the period commencing on the date the original payment was made and ending on the date the Reviewing Accountant makes its determination, shall be promptly paid by the Party owing such amounts. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountant, in connection with the preparation, review, dispute (if any) and final determination of the [***]. The applicable Distributor and Newco shall share equally in the costs, expenses and fees of the Reviewing Accountant.

“Target Net Sales” means, for the purposes of this Section 5.5, the amounts specified in Exhibit E.

5.6           True-Up for Governmental Price Action. In the event an applicable Regulatory Authority reviews the Distributor Price for Products sold pursuant to this Agreement as calculated above and determines that such price should be reduced in a particular country and imposes a retroactive obligation to adjust the same, Newco will defend, indemnify and hold the applicable Distributor harmless from any and all claims and/or obligations arising from such price adjustment. [***]

***CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 6           DIRECT CHARGES

6.1           Fixed Selling, General and Administrative and Committed Promotion and Information Costs.

(i)            In accordance with Article 7 hereof, except as set forth in and as may be adjusted in accordance with Section 9.3, Newco agrees to pay each Distributor an amount, on a monthly basis, equal to one twelfth of the fixed annual Selling, General and Administrative (“SG&A”) costs for each Distributor as set forth on the attached Exhibit F; provided that the administrative and operational support (the “Support”) levels and employee headcount of such Distributor in support of the distribution of Products are no less than those in the twelve (12) month period preceding the Effective Date. During the Initial Term and the Extended Term, Distributor agrees that its Support shall include, without limitation, support of regulatory activities and clinical studies by sales and administrative staff consistent with the practice during the twelve (12) month period prior to the Effective Date.

(ii)           (a) With respect to German Distributor Bayer Vital it is agreed that such Distributor shall spend in each year amounts on Promotion & Information (“P&I”) with respect to Germany at least equal to sixty percent (60%) of its historical P&I spending level as set forth on the attached Exhibit F and in accordance with Article 7 hereof, Newco shall reimburse Bayer Vital for [***] of its actual expenditures up to [***] of such historical P&I spending level. (b) With respect to Distributors, other than Bayer Vital, such Distributors agrees to spend amounts on P&I at least equal to [***] of its historical P&I spending level as set forth on the attached Exhibit F and in accordance with Article 7 hereof, Newco shall reimburse each such Distributor for its actual expenditures up to [***] of such Distributor’s historical P&I, unless otherwise mutually agreed between Newco and such Distributor.

(iii)          In addition, all Distributors may, as appropriate, propose in writing discretionary P&I, including any P&I activities to which Distributor is already committed, which supports longer term sales development or other discretionary initiatives for review and written approval by Newco (“Discretionary P&I”). In the event Newco approves such Discretionary P&I, in accordance with Article 7 hereof, Newco shall reimburse the Distributor one hundred percent (100%) of the amount of such approved expenditures. If Newco does not approve a proposed Discretionary P&I expenditure, the Distributor shall be under no obligation to incur such cost. For purposes hereof, P&I shall include reasonable out of pocket expenses incurred by Distributor on media, trade shows, promotional items and the Distributors’ actual, direct compensation of their employees to the extent such employees are employed in support of such P&I. P&I costs shall not be deemed to include overhead, including, without limitation, costs relating to facilities, information technology, corporate allocation or taxes. Within thirty (30) Business Days of the commencement of the Extended Term, Distributor shall prepare and submit a P&I budget and marketing plan for Newco’s approval, which approval shall not be unreasonably withheld.

***CONFIDENTIAL TREATMENT REQUESTED

(iv)          If the aggregate net sales by any Distributor during the Initial Term or the Extended Term are less than ninety percent (90%) of the Target Net Sales in the applicable country for that period, then reimbursement for the fixed SG&A costs and committed, actual P&I (excluding Discretionary P&I) will be reduced pro rata for the period during which sales are below ninety percent (90%) (for example:  net sales of 85% of plan would result in a reduction of 5.6% (i.e., [90-85]/90)). For the avoidance of doubt, there shall be no adjustment in the amount of the reimbursement by Newco to each Distributor for fixed SG&A costs and committed P&I costs in the event such Distributor’s actual net sales exceed the Target Net Sales in the applicable country.

(v)           SG&A costs and P&I costs for each country for the Extended Term shall be adjusted on the commencement date of the Extended Term by increasing the SG&A and P&I costs for the Initial Term by the positive (or decreasing such costs by the negative) change in the appropriate escalation index for such country unless Newco approves any changes in structure or headcount, in which case the SG&A will be reimbursed at a mutually agreed cost. Such adjustment shall be final and binding in the absence of manifest error. Newco and the applicable Distributor shall agree on the appropriate escalation index for each country within 90 days after the Effective Date.

6.2           Variable Selling, General and Administrative Costs. (a) To the extent that any Distributor requires services from Bayer AG or third parties, provided such services and associated costs thereof are identifiable and documented and not historically part of SG&A, and Newco approves such services and costs in advance in writing, which approval shall not be unreasonably withheld (“VSG&A Costs”), Newco shall reimburse the appropriate Distributor for the cost, to the extent approved by Newco, of obtaining such services from Bayer AG or third parties; (b) For purposes of this Section 6.2 actual costs recoverable by a Distributor shall mean that Distributor’s reasonable direct costs which include all (i) employee costs and employee supporting costs for employees working directly to provide the service, pro rated for the amount of time spent by such employees working directly to provide such service but in no event shall this include any general overhead costs, and (ii) documented out of pocket costs incurred in the provision of such services.

6.3           Disputes. Any dispute on the calculation of the SG&A costs, the P&I costs, Discretionary P&I costs, or VSG&A Costs shall be resolved using the methodology set forth in Section 5.5(iv).

ARTICLE 7           PAYMENT TERMS

7.1           Invoices. Upon shipment of the Products to a Distributor, the applicable Releasor shall issue a written invoice to the Distributor showing the type and amount of Products shipped, and the Distributor Price therefor, as computed in accordance with Article 5 above. Each Distributor shall also issue an invoice to Newco once each calendar month for one-twelfth (1/12) of the annual fixed SG&A costs and P&I costs, both as computed in accordance with Article 6 above. Once each calendar month each Distributor shall also issue an invoice to Newco for VSG&A Costs and Discretionary P&I costs that Distributor incurs in the previous month as provided in Section 6.2, together with reasonable supporting documentation.

7.2           Payment. The Distributors shall pay the appropriate Releasor for the Products within thirty (30) days of receipt of the invoice for such Products from Releasor. Newco shall pay for SG&A costs, P&I costs, Discretionary P&I costs, and VSG&A Costs within thirty (30) days of receipt of an invoice from a Distributor in accordance with Section 7.1. All payments hereunder for Products shall be made in Euros and all payments for SG&A costs, P&I costs, Discretionary P&I costs, and VSG&A Costs shall be paid in Euros or, for countries that have not adopted Euros, U.S. Dollars provided that for purposes of determining such U.S. Dollar amount, the applicable amount in local currency shall be converted to U.S. Dollars based on the exchange rate published in the Wall Street Journal on the last business day of the month for which the amount is calculated, which exchange rate will be determinative except in the case of manifest error.

7.3           Payment Disputes. Except as provided in Sections 5.5(iv), 5.6 and 6.3, all billing and payment disputes between the Parties shall be resolved in accordance with Section 20.9 below. Notwithstanding the foregoing, any undisputed amounts shall be paid by the owing Party pursuant to Section 7.2 and within the time periods stated therein.

ARTICLE 8           MARKETING

8.1           Marketing Plan. Each Distributor shall establish an annual marketing plan for Newco’s approval for the applicable country (each, a “Marketing Plan”). The 2005 budget plan shall be the initial Marketing Plan for the Distributors and is attached hereto as Exhibit G. In conjunction with creating each Marketing Plan, the Distributors and Newco shall discuss any necessary adjustments to the Benchmark Prices as provided for in Section 5.3(ii). Newco will be entitled to ongoing participation in the development of future annual Marketing Plans. No annual Marketing Plans need be prepared for an Extended Term unless the Parties have given notice of their respective intents to renew, as applicable, as provided in Article 1.

8.2           Promotion and Advertising Materials. The Distributors shall present all promotion and advertising materials for Newco’s review prior to use. Newco shall, with reasonable promptness, notify Distributor of any changes it requires to such materials and Distributor shall make such changes and thereafter submit the revised materials to Newco for approval. Distributor shall use only such promotion and advertising materials in approved form and with Newco’s usage guidelines, as made available to Distributor from time to time. The costs of changing over any promotion or advertising materials to bear the Newco name will be included in Discretionary P&I costs.

ARTICLE 9           REPORTING, MEETING, AND DELEGATION

9.1           Monthly Reports. Distributors shall assure Newco and B.Biologicals are provided with a monthly report, within ten (10) business days of the end of each month, in the form set forth in Exhibit H hereto. The monthly report shall set forth, by country, sales volumes by Product and average sales price by Product for the previous month and year to date, pricing issues, key customer issues, competitive activities and general sales and marketing matters.

9.2           Meetings. During the Phase I Period, representatives of Newco and B.Biologicals an Distributor country managers, as required, shall meet quarterly to review the actual results and business development trends, pricing and key customer issues and sales by customer in the relevant markets for each Distributor. During the Phase II Period, those meetings shall continue, but B.Biologicals will not attend. In addition, at Newco’s request, Newco and Distributor shall conduct joint sales meetings or calls with customers.

9.3           Delegation. During the Initial Term and the Extended Term, the Distributors shall be deemed to have delegated authority to Bayer Healthcare AG - Division Biological Products/European Regional Office (“Regional Office”) when that office acts on their behalf to perform actions required of a Distributor hereunder. Each Distributor will be fully responsible for acts or omissions of the Regional Office performed on behalf of that Distributor. Bayer Health Care AG will have no liability to Newco for acts performed on behalf of any Distributor. Except as set forth below in this Section 9.3, in such instances where the Regional Office incurs costs on behalf of any particular Distributor hereunder at the request of that Distributor, the Regional Office shall bill those costs to that Distributor and that Distributor shall seek to recover those costs from Newco in accordance with the terms of this Agreement. In such event or events that the Regional Office incurs costs (i) on behalf of all or a group of Distributors, or (ii) at the written request of Newco, upon mutual agreement of Newco, the applicable Distributor(s) and the Regional Office, the Regional Office may recover these costs directly from Newco and, if and to the extent that such activities generating such costs were included in a Distributor’s SG&A costs provided in Section 6.1(i), the SG&A costs paid by Newco to such Distributor shall be reduced by the amount of such costs paid to the Regional Office as agreed to in writing by Newco, the applicable Distributor(s) and the Regional Office prior to the undertaking such activities.

ARTICLE 10        REGULATORY REQUIREMENTS

10.1         Compliance with Regulations.

Newco shall comply in all material respects with all applicable laws, requirements, regulations, guidelines and directives of the United States Food and Drug Administration and all applicable regulatory agencies in the Territory, and any successor agencies thereto including, without limitation, applicable cGMPs as defined in national and international accepted Good Manufacturing Practices (GMP) compendia including PIC/C and World Health Organization guidebook entitled “Good Manufacturing Practices and Inspections” including all specifications and procedures for plasma sourcing, plasma testing, and in process testing and all regulations, specifications, and procedures contained therein, and of all local, state, federal and foreign governmental authorities (collectively, “Regulations”) applicable to the performance of its obligations hereunder. The Distributors shall comply in all material respects with Regulations applicable to the performance of its obligations hereunder. Each Party shall comply with such Regulations that become effective after the Effective Date within the timeframe required by such Regulation or applicable Regulatory Authority. Each Party shall maintain all government approvals, permits and licenses necessary or desirable in the performance of their respective obligations under this Agreement. Notwithstanding the foregoing, until the second anniversary of the Effective Date, Newco shall not be liable to a Distributor for, or considered in breach of this Agreement as a result of, any noncompliance or failure to comply with any Regulations to the extent such noncompliance or failure was in existence at the time of Closing (as defined in the Contribution Agreement; provided, however, that such absence of liability or breach shall not apply after any such noncompliance or failure had been, upon discovery or notification thereof, capable of remedy through the application of commercially reasonable efforts, but only if Bayer is in compliance in all material respects with its obligations, if any, under the Contribution Agreement with respect to any such noncompliance or failure; provided, further, that in any event all other obligations of Newco contained herein shall remain in full force and effect at all times from and after the Effective Date. “Regulatory Approvals” shall mean all licenses, approvals, permissions, or consents required for the manufacture, processing, inspecting, testing, packaging, storage, transport, distribution or sale of the Products. “Regulatory Authority and Regulatory Authorities” shall mean the U.S. Food and Drug Administration, and any successor agencies and all other local, state, federal, or foreign governmental authorities with authority to grant or deny the necessary Regulatory Approvals or to regulate the manner of means by which the Products are manufactured, processed, inspected, tested, packaged, stored, transported, distributed, or sold in the Territory.

10.2         Inspection of Facilities. Each Party shall have the right, on reasonable written advance notice and during normal business hours, to inspect the other Party’s facilities, standard operating procedures (as in effect as of the Effective Date and amended from time to time upon mutual agreement of the Parties, and any replacement or successor thereof, “SOPs”), operations, testing, storage and books and records to confirm compliance with Section 10.1 and the other Party’s compliance with the terms and conditions of this Agreement, provided that what is being inspected is relevant to the Products and that such inspection does not unreasonably interfere with the conduct of business of such other Party. Each Party shall use its commercially reasonable efforts to accommodate any reasonable request made by the other Party to inspect such facility.

10.3         Regulatory Filings. Each Party shall promptly accommodate all requests made by any Regulatory Authority to audit such Party’s facilities that relate to the Products. Both Parties shall have the right to review, during the Term and for a period of five (5) years thereafter, all audit findings or notices of Regulatory Authorities as such may, directly or indirectly, bear upon each Party’s obligations under this Agreement. Each Party shall promptly provide a copy of any audit finding with such Party’s corrective action response to the other Party for items that relate to the Products.

10.4         Regulatory Approvals. Each Distributor is solely responsible for obtaining and shall maintain and keep in full force and effect and good standing all necessary regulatory approvals to distribute the Products in the applicable countries in the Territory. The applicable Releasor shall upon request, at the Releasor’s sole cost and expense, and as reasonably necessary provide each Distributor with all necessary information, including but not limited to all information filed by the Releasor with any Regulatory Authority in the Territory and the United States, and other information for obtaining required regulatory approvals in a country. In addition, Releasor and Newco shall promptly provide each Distributor with notice of any planned changes to any Product, any SOP relative to making that product, or any labeling, and with notice of any directive or requirement, of any Regulatory Authority which may effect the delivery of Product to a Distributor or may require a Distributor to obtain, amend or revise an necessary Regulatory Approvals.

ARTICLE 11        NONCONFORMING PRODUCTS AND RECALLS

11.1         Nonconforming Product. In the event that Releasor provides Products that do not meet the Regulations, do not conform to the Specifications, contain latent defects, or have not been manufactured, processed, stored, distributed, tested, transported, disposed of or otherwise handled in accordance with applicable SOPs, the Specifications, the Registrations, cGMPs or Regulations (“Nonconforming Product”), Releasor will, as soon as reasonably feasible, reimburse the Distributors for such Nonconforming Product and shall supply an equivalent amount of conforming Products based on a new Purchase Order. The Distributors shall destroy on behalf of Releasor all Nonconforming Product and promptly provide a certificate of destruction to Releasor. Releasor shall reimburse such Distributors for the import/customs related costs and all other reasonable costs incurred by such Distributors related to such destruction; provided, however, that if Releasor is not Newco, Newco shall reimburse Releasor in full if the nonconformity was Newco’s fault. Releasor shall provide the applicable Distributors with the lot number and plasma unit identification number of any Nonconforming Products delivered to such Distributor.

11.2         General Requirements. Each Distributor shall maintain accurate records of the quantities of the Products received.

11.3         Distribution and Use Records. Releasor shall maintain and give Distributor access, upon advance notice and at reasonable times, to, for such period as required by applicable Regulations, donor records and test results with respect to each unit of plasma included in the Products delivered to such Distributor. Such records and results shall be maintained in a manner that assures that they can rapidly and unequivocally be accounted for and made available to a Distributor no later than fourteen (14) days from the date of request. Each Distributor shall maintain and give Newco access, upon advance notice and at reasonable times for a period not less than that required by applicable Regulations, records identifying the use and sale of the Products, including without limitation, records indicating each sale of Products by lot number, customer, volume and dollar amounts, as well as customer relationship records, including customer complaints, disputes and resolutions of any of the foregoing. Such records and results shall be maintained in a manner that assures that they can rapidly and unequivocally be accounted for and made available to Releasor no later than fourteen (14) days from the date of request. Each Distributor shall assist Releasor in identifying, tracking and controlling the use of any Products identified in post-donation information as contaminated or otherwise unsuitable for use.

11.4         Adverse Events. Each Party shall record and investigate all reports of adverse events in which the Products or any other products manufactured from the Products have been implicated. If either Party determines that the Products or any other products manufactured from the Products have caused adverse reactions, such Party shall immediately notify the applicable Regulatory Authority as required by the Regulations and shall promptly notify the other Party. Both Parties shall aim at transferring adverse event data using the E2B data transfer standard. The Parties shall determine in a separate memorandum an appropriate communication mechanism for effective and efficient information exchange relating to safety matters.

11.5         Customer Notification of Adverse Reactions. In the event that during the course of a preliminary investigation related to a report of any adverse reaction associated with any Product or any other product manufactured using the Products, a Distributor obtains preliminary evidence indicating that the Product or any other product manufactured from the Products, according to indications and dosage, may have caused such specific adverse reaction, each Distributor customer that received any such Product or such other product shall be notified by such Distributor and cautioned that any unused containers of the suspect lots should be withheld from use, pending the outcome of more definitive investigations and evaluations, with a copy of such notice to the applicable Regulatory Authority if required. Each Distributor shall promptly provide Releasor and Newco (if it is not the Releasor) with a copy of such notice. Any and all of the foregoing actions will be executed with the concurrence of Regulatory Authority, to the extent required by law.

11.6         Withdrawals and Recalls. Distributors shall make all contacts with the relevant governmental Regulatory Authorities and shall be responsible for coordinating all activities in connection with any recall or withdrawal of any Product. In the event that a Releasor believes a recall or withdrawal of a Product may be necessary or appropriate, Releasor shall promptly notify the applicable Distributors and Newco (if it is not the Releasor) in writing. The Distributors shall consult with Newco prior to initiating any recall or withdrawal of any Product and, in the event that a Distributor initiates any recall or withdrawal of a Product, Distributor shall promptly so notify Newco. In the event of the discontinuance of B.Biologicals’ performance with respect to any Product pursuant to Section 12.6(b) of the Phase I Agreement, the applicable Distributors’ performance with respect to such Product pursuant to this Agreement shall also terminate.

11.7         Complaints. The Distributors and Releasor and Newco (if it is not the Releasor) will cooperate in the reporting, investigation and evaluation of customer complaints, according to policies mutually determined by the Parties in writing.

11.8         Responsibility. In the event that a Releasor supplies Nonconforming Product, and such Nonconforming Product has already been distributed, then the Distributors shall use their commercially reasonable efforts to mitigate damages and the applicable Releasor shall compensate such Distributors for reasonable direct damages arising from such delivery, including but not limited to (i) lost profits, (ii) damages, penalties, fines and costs related to any market withdrawal, recall or third party return, and (iii) the destruction costs of implicated Products including personnel costs of Distributors to the extent attributable to Releasor’s Nonconforming Product.

ARTICLE 12        FORCE MAJEURE

For the purpose of this Agreement, “Force Majeure” shall mean only (i) acts of God, acts of the public enemy, insurrections, riots, sabotage, strike, work-stoppage or other labor dispute and natural disasters; (ii) explosions, fires, flood damage, or loss of electric power not resulting from the negligence of the Party invoking Force Majeure; (iii) regulatory actions not attributable to any violation of law after the date hereof on the part of the Party invoking Force Majeure, unless,/ in the case of Newco, Newco is required as a result of any statute, law, regulation, ordinance, rule, judgment, code, order, decree or other requirement of a Regulatory Authority (“Applicable Law”), not initiated by Newco, to cease or materially curtail production primarily based upon (x) violation of any Applicable Law which violation was in existence on the Effective Date or (y) any condition in existence on the Effective Date or any condition alleged in writing to have been in existence on or prior to the Effective Date by a Regulatory Authority which condition remained outstanding on the Effective Date and which condition constituted a violation or alleged violation of Applicable Law or impacts the safety or efficacy of the Products; and (iv) in the case of Newco, events, circumstances, conditions and actions outside of the control of Newco that materially and adversely affect the plasma-derived products industry generally, including interruptions of supply of raw plasma due to viral outbreaks, eruption of new viruses and similar events, that are reasonably likely to be subject to action by any Regulatory Authority; any of (i), (ii), (iii) or (iv) of which, in the case of Newco, prevents Newco from performing its obligations under this Agreement, or, any of (i), (ii) or (iii) of which, in the case of B.Biologicals or the Distributors, prevents B.Biologicals or the Distributors from performing their obligations under this Agreement; provided that nothing in clause (iii) or (iv) shall excuse Newco from complying with cGMPs or excuse them from remedying those matters which were capable of remedy by Newco through the application of commercially reasonable efforts prior to the occurrence of the events identified in (iii) or (iv) preventing Newco from performing under the Agreement. Notwithstanding anything in this Agreement to the contrary, except Article 18 and Article 20, the Party experiencing the Force Majeure shall be excused from the performance of each of its obligations under this Agreement upon a Force Majeure, but only to the extent performance of any such obligation is necessarily prevented, hindered or delayed thereby and only during the continuance of any such Force Majeure, and shall have no liability for damages arising from non-performance of any obligation excused by a Force Majeure. Furthermore, if either Party terminates this Agreement pursuant to Section 17.2, there shall be no further damages arising from any non-performance excused by a Force Majeure except as provided in Section 17.4(vi). The Party suffering such Force Majeure shall invoke this provision by promptly notifying the other Parties in writing of the nature and estimated duration of the suspension period, as well as the extent to which it will be unable to fulfill its obligations under this Agreement. Each Party shall be relieved of performance of its obligations under this Agreement during the time when it is prevented from performing by the failure of another Party to perform its obligations or because of any event of Force Majeure.

ARTICLE 13        REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1         Debarment. Each Party certifies it will not, in connection with its obligations under this Agreement, use in any capacity the services of any person, including any firm or individual, that has been debarred or is subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Food Drug and Cosmetic Act of 21 U.S.C. 335a (a) or (b), or any comparable requirement of any other Regulation. Each Party agrees to notify the other Party promptly in the event any person providing services to such Party under the scope of this Agreement is debarred or becomes subject to debarment.

13.2         Compliance.

(i)            Each Distributor represents, warrants and covenants that the distribution transport, storage, disposal, and other handling of the Products by that Distributor shall conform to applicable SOPs, Specifications, cGMPs and Regulations.

(ii)           Newco and B.Biologicals each represent, warrant and covenant that the manufacture, processing, distribution, testing, transport, storage, disposal and other handling of the Products by such Party, to the extent applicable to such Party, shall at all times (i) conform to applicable SOPs, Specifications, cGMPs and Regulations, (ii) conform to the requirements of the Phase I Agreement and Phase II Agreement, and (iii) be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of the applicable Regulations.

13.3         Intellectual Property.

During the Term of this Agreement, Newco represents and warrants that the manufacturing, processing, testing, distribution, transport, storage, disposal and other handling of the Products pursuant to this Agreement will not infringe the intellectual property rights of any third party; provided that for purposes of making this representation and warranty Newco is entitled to rely to the extent applicable on the representations and warranties made by Bayer as of the Closing Date (as defined in the Contribution Agreement) pursuant to the Contribution Agreement for so long as such representations and warranties survive in the Contribution Agreement and Newco shall not be in breach of this Section 13.3 to the extent Bayer was in breach of any applicable corresponding representation and warranty under the Contribution Agreement. During the Term of this Agreement, Newco agrees to maintain at its sole cost and expense all licenses to third party intellectual property necessary or appropriate for the manufacturing, processing, testing, distribution, transport, storage, disposal and other handling of the Products.

13.4         Representations and Warranties.

(i)            Each Distributor hereby represents and warrants to Newco that:

(a)           Due Organization, Good Standing and Power. Distributor is a corporation or other organization duly organized, validly existing and in good standing under the laws of its country of organization. Distributor has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the business now being conducted by it. Distributor is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its ownership of property or the conduct of its business requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing could not reasonably be expected to have a material adverse effect on Distributor or on the consummation of the transactions contemplated hereunder. Distributor has all requisite corporate power and authority under Applicable Law and its Charter Documents (as hereinafter defined) to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

“Charter Documents,” in respect of a body corporate means the original or restated articles of incorporation, articles of formation, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, bylaws, operating or limited liability company agreement, letters patent, memorandum of agreement, special Act or statute and any other instrument or consenting documents by or pursuant to which the body corporate is incorporated or comes into existence.

(b)           Authorization and Validity of Agreement. The execution and delivery of this Agreement by Distributor and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action under Applicable Law and the relevant Charter Documents on the part of Distributor and do not require the approval of the stockholders of Distributor. This Agreement has been duly executed and delivered by Distributor and constitutes the legal, valid and binding obligation of Distributor enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.

(c)           Lack of Conflicts. Neither the execution and delivery of this Agreement by Distributor or the consummation by it of the transactions contemplated hereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of Distributor or (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Distributor or to which any of its properties or assets is subject.

(d)           No Consents. The execution, delivery and performance of this Agreement by Distributor and the consummation of the transactions contemplated by this Agreement do not require any Governmental Approval. No consent (other than Governmental Approvals) will be required to be obtained by Distributor for the consummation of the transactions contemplated by this Agreement.

(ii)           Newco hereby represents and warrants to each Distributor that:

(a)           Due Organization, Good Standing and Power. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Newco has all requisite corporate or other power and authority to own or lease and to operate its assets and to conduct the business now being conducted by it. Newco is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which its ownership of property or the conduct of its business requires such authorization, qualification or licensing, except where the failure to have such authorization, qualification or licensing could not reasonably be expected to have a material adverse effect on Newco or on Newco consummation of the transactions contemplated hereunder. Newco has all requisite corporate power and authority under Applicable Law and its Charter Documents to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           Authorization and Validity of Agreement. The execution and delivery of this Agreement by Newco and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action under Applicable Law and the relevant Charter Documents on the part of Newco and do not require the approval of the stockholders of Newco. This Agreement has been duly executed and delivered by Newco and constitutes the legal, valid and binding obligation of Newco enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.

(c)           Lack of Conflicts. Neither the execution and delivery of this Agreement by Newco or the consummation by it of the transactions contemplated hereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of Newco or (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Newco or to which any of its properties or assets is subject.

(d)           No Consents. The execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated by this Agreement do not require any Governmental Approval. No consent (other than Governmental Approvals) will be required to be obtained by Newco for the consummation of the transactions contemplated by this Agreement.

13.5         Disclaimer. NEWCO, B. BIOLOGICALS, BAYER AND THE DISTRIBUTORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

ARTICLE 14        INTELLECTUAL PROPERTY

Newco grants to each Distributor a fully paid, non-exclusive, non-transferable right and license, with no right to sublicense, to use Newco’s trademarks listed on Exhibit I attached hereto and incorporated herein by reference (the “Trademarks”) solely for the purpose of importing, distributing and selling the Products in the Territory. A Distributor shall only use the Trademarks strictly in accordance with Newco’s trademark usage guidelines, and when made available to that Distributor from time to time. A Distributor shall not change or modify the Trademarks or use the Trademarks in any modified form. A Distributor may not use the Trademarks in connection with any goods other than the Products. Without Newco’s prior written consent, a Distributor shall not at any time during or after the term of this Agreement, (i) use or display any of the Trademarks electronically on the Internet or use as part of an Internet domain name, or (ii) use, directly or indirectly, any of the Trademarks in combination with any trademark, logo, symbol or commercial slogan. The grant of this license in the Trademarks in no way provides a Distributor any rights in or authorization to use any other trademarks, service marks, trade names, tradedress or other similar property or rights of Newco. A Distributor shall not at any time during or after the term of this Agreement, (i) knowingly use any of the Trademarks in any way that would impair the validity of such Trademark as a proprietary trademark, service mark, trade name and/or trade dress in the Territory or any other jurisdiction, (ii) knowingly take any action which would impair Newco’s ownership of any Trademarks or their legality or enforceability, (iii) register, or cause to be registered, in a Distributor’s name or the name of another, any of the Trademarks or any other trademarks, names, logos, color schemes, symbols, trade dress or designs they know to be confusingly similar to the Trademarks, (iv) use, display, advertise or promote any trademarks, names, logos, color schemes, symbols, trade dress or designs they know to be confusingly similar to any of the Trademarks in the Territory or any other jurisdiction, or (v) use any of the Trademarks as part of a corporate or trade name of any business organization. A Distributor shall not challenge the validity of the Trademarks or Newco’s ownership thereof in any form or manner. All goodwill deriving from the use of the Trademarks by a Distributor pursuant to the terms of this Agreement or arising out of this Agreement shall accrue solely and exclusively to Newco. Newco represents and warrants that it has the right to license such Trademarks hereunder. In the event of termination of this Agreement, the licenses granted in this Article 14 will immediately and automatically terminate and the Distributors shall cease using or displaying the Trademarks, except the right to sell Products as in accordance with Section 17.4(vi).

ARTICLE 15        COVENANTS

15.1         Marketing and Promotion. Each Distributor will use commercially reasonable efforts to sell, market and promote the Products in the applicable countries in the Territory. Such efforts shall (a) include maintaining an adequate number of experienced sales personnel in the applicable countries in the Territory to maintain the level of sales, marketing and promotion effort equivalent to that for the twelve (12) months prior to the Effective Date; and (b) be equivalent in all material respects to each Distributor’s efforts during the twelve (12) months prior to the Effective Date, except for P&I spending which shall be made as provided in Article 6 above.

15.2         Inventory Requirements. Subject to the volume requirements set forth in Section 2.2(i) above, Distributor shall maintain a level of inventory of Products consistent with past practice and sufficient in all material respects to support the Marketing Plan and forecasts.

15.3         Operation of Distribution Business. Each Distributor will operate its distribution business throughout the Term in the ordinary course of business and consistent with past practice. Each Distributor shall not initiate any changes that (i) are reasonably expected to materially impact its distribution business, such as warehousing and logistics, without Newco’s prior written approval and (ii) are not reasonably expected to materially impact its distribution business without Newco’s prior written approval, which such approval shall not be unreasonably withheld or delayed. Without the prior written consent of Newco, each Distributor shall not and shall cause its affiliates, agents and representative not to (i) enter into, during the Extended Term, any contracts for the sale of Products with a term longer than two (2) years, (ii) sell any Product to another wholesale or retail distributor other than directly to patients, care providers or entities purchasing Products on behalf of care providers, or governmental or quasi-governmental entities, (iii) offer any warranties with respect to any Product except in the ordinary course of business consistent with past practice and (iv) if this Term of this Agreement will not be extended for the Extended Term or any period beyond the Extended Term, during the last three (3) months of the then current Term, sell any Product to any customer in excess of the amount of such Product reasonably expected to be consumed by such customer in the ordinary course of business and consistent with past practice (to the extent Distributor has knowledge of such consumption and to the extent such sale is not in the ordinary course of business). The performance by Distributors of their duties and obligations hereunder shall be performed by experienced and qualified personnel when viewed in the aggregate across all distributors in a manner and with the same degree of care, skill, diligence and timeliness with which Distributors performed such functions for themselves during the twelve (12) months prior to the Effective Date and consistent with past practice. For avoidance of doubt the Parties agree that the effect on operations caused by changes in the identity and census of employees in the normal course will not be deemed to cause a violation of the preceding sentence.

15.4         Changes in Personnel or Structure in Germany. The German Distributor, Bayer Vital shall not initiate changes in key personnel or management structure in Germany other than in the ordinary course of business consistent with past practice without Newco’s approval, which approval shall not be unreasonably withheld or delayed.

ARTICLE 16        LIABILITY AND INDEMNITY

16.1         Indemnity. Newco hereby agrees to save, defend and hold B.Biologicals, Bayer, Distributors and their respective affiliates and their respective directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Distributor Group”) harmless from and against any and all claims, suits, actions, liabilities, expenses and/or losses, including punitive or exemplary damages and reasonable attorney’s fees and expenses (“Claims”) asserted by a person or entity other than a member of the Distributor Group arising from any material breach of obligations under this Agreement by Newco Group (as defined below). B.Biologicals, Bayer, and each Distributor hereby agrees to save, defend and hold Newco, and its respective affiliates and their respective directors, officers, managers, employees, representatives, consultants, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Newco Group”) harmless from and against any and all Claims asserted by a person or entity other than a member of the Newco Group arising from any material breach of obligations under this Agreement by B.Biologicals, Bayer or that Distributor, provided for avoidance of doubt neither B.Biologicals, Bayer, nor any Distributor will be obligated to indemnify the Newco Group for Claims arising out of any acts or omissions other than its own or any other person acting on behalf of Biologicals, Bayer, or any Distributor. Where a Claim arises directly or indirectly from acts or omissions in relation to this Agreement of both (i) the Newco Group and (ii) one or more of B.Biologicals, Bayer, or Distributors, the obligation of Newco, or the applicable Distributors to indemnify the others shall not exceed the extent of the indemnifying party’s contribution to the harm giving rise to the Claim.

16.2         Indemnification Process. Each party indemnified under the provisions of this Agreement, upon receipt of written notice of any Claim or the service of a summons or other initial legal process upon it in any action instituted against it for which it may be entitled to indemnification pursuant to this Agreement, shall promptly give written notice of such Claim, or the commencement of such action, or threat thereof, to the Party from whom indemnity shall be sought hereunder; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure. Each indemnifying party shall be entitled at its own expense to participate in the defense of such Claim or action, or, if it shall elect, so long as it has acknowledged in writing to the indemnified party its indemnification obligations hereunder, by written notice to the indemnified party within twenty (20) days of receipt of notice of the Claim or action from the indemnified party to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying party (without prejudice to the right of the indemnified party to fully participate at its own expense through counsel of its own choosing) which counsel may be any counsel reasonably satisfactory to the indemnified party against whom such Claim is asserted or who shall be the defendant in such action, and such indemnified party shall bear all fees and expenses of any additional counsel retained by it or them, provided that the indemnifying party shall obtain the consent of the indemnified party (which consent may be withheld in its sole discretion) before entering into any settlement, adjustment or compromise of such Claims, provided further that the indemnifying party may, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a duly executed written release of the indemnified party from all liability in respect of such Claim or action which written release shall be reasonably satisfactory in form and substance to the indemnified party. Notwithstanding the immediately preceding sentence, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying parties, and the indemnified party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such action or that there are legal defenses available to such indemnified party materially different from or in addition to those available to the indemnifying party, then counsel for the indemnified party, shall be entitled, if the indemnified party so elects, to conduct the defense and, in such event, the reasonable fees and expenses of such counsel shall be borne by the indemnifying party. If the indemnifying party shall elect not to assume the defense of such Claim or action, such indemnifying party shall reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified party in respect of such Claim or action; provided, however, that no such Claim or action shall be settled without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

16.3         Insurance. During the Term of this Agreement and for a period of five (5) years following the expiration or earlier termination of this Agreement, each Party shall maintain, at its sole cost and expense, general liability insurance including product liability coverage, with bodily injury, death and property damage limits, in such amounts and with such scope of coverage as is consistent with plasma industry standards. Each Party shall have its insurance carrier furnish to the other Party certificates evidencing that all insurance required under this

Agreement is in force. Such certificates shall indicate any deductible and self insured retention and the effective expiration dates of the relevant policies. All certificates are to stipulate that the other Party shall be given thirty (30) days written notice of all cancellation, non-renewal or material changes in policy.

16.4         Insurance Recoveries. If and to. the extent the indemnifying party has acquired insurance in compliance with Section 16.3, and to the extent such coverage is inadequate to cover all Claims asserted against an indemnified party and if and to the extent the indemnified party, has its own policy of insurance purporting to provide coverage for Claims against the indemnified party, the indemnified party, shall not be entitled to indemnification from the indemnifying party over and above the indemnifying party’s insurance coverage for such Claims under Section 16.1 until the indemnified party has utilized all commercially reasonable means to recover such loss under the indemnified party’s policy of insurance.

16.5         Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES (INCLUDING LOSS OF PROFITS OR LIQUIDATED DAMAGES) ATTRIBUTABLE TO ITS PERFORMANCE UNDER THIS AGREEMENT OR TO ANY OTHER MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 17        TERMINATION

17.1         Termination for Cause. This Agreement may be terminated for cause as follows:

(i)            Newco may, without prejudice to any other right or remedy, and after giving B.Biologicals, Bayer, or the breaching Distributor (and B.Biologicals and Bayer), as the case may be, sixty (60) days’ written notice of the breach, terminate this Agreement (x) if B.Biologicals commits a substantial violation of this Agreement or material breach of any representation, warranty, covenant or performance obligation of B.Biologicals under this Agreement, (y) if Bayer commits a substantial violation of Article 19 of this Agreement or any other provision of this Agreement where Article 19 would require Bayer to take some act or a material breach of any covenant or performance obligation of Bayer in Article 19 of this Agreement or any other provision of this Agreement where Article 19 would require Bayer to take some act or (z) as to a particular Distributor where that Distributor commits a substantial violation of the Agreement (which means nonpayment of amounts owing to Newco in accordance with Section 7.2, the failure of that Distributor to purchase Products meeting the Binding Forecasts and the Required Amounts, the failure of that Distributor to achieve aggregate net sales in the applicable countries within the Territory which are at least seventy five percent (75%) of the Target Net Sales for Products within such countries for any consecutive six (6) month period during the Initial Term, or any other material breach of any representation, warranty, covenant or performance obligation of a Distributor under this Agreement).

(ii)           B.Biologicals, Bayer or a Distributor (with respect to itself only) may, without prejudice to any other right or remedy, and after giving the breaching Party (and Newco if Newco is not the breaching party) sixty (60) days’ written notice of the breach, terminate the

Agreement if Newco commits a substantial violation of this Agreement (which means nonpayment of amounts owing to that Distributor in accordance with Section 7.2, or any failure to deliver Products meeting the Binding Forecast or the Required Amounts or material breach of any representation, warranty, covenant or performance obligation of Newco under this Agreement).

However, that in the case of (i) and (ii) above, this Agreement shall not be so terminated if the breaching Party has cured the breach, or submitted a plan for curing the breach reasonably acceptable to the non-breaching Party within sixty (60) days after the non-breaching Party’s notice. If the breaching Party fails to cure the breach as set forth in the aforementioned plan and in accordance with the deadlines set forth therein, the non-breaching Party may terminate this Agreement without further notice. The non-breaching Party shall have the right to recover all direct damages and losses arising as a result of any such material breach, including lost profits but not including consequential damages, provided that any such recovery shall be reduced by the amount that such non-breaching Party actually recovers under any insurance it maintains.

In addition, with respect to violations by a particular Distributor, Newco’s right to terminate the Agreement in (i) above shall only apply to that Distributor and the countries associated with that Distributor and this Agreement would continue in effect with respect to the other Distributors and countries and with respect to the violations of Newco pertaining to a single Distributor, a Distributor’s right to terminate under (ii) would only apply to it and the Agreement would continue in effect with respect to other Distributors and countries.

17.2         Termination for Force Majeure.

(i)            Newco may terminate this Agreement with respect to any Distributor in its sole discretion upon thirty (30) days’ prior written notice in the event of any failure or inability extending beyond ninety (90) days of a Distributor to distribute Products hereunder due to Force Majeure. In the event of termination under this Section 17.2(i), such Distributor shall have no liability for damages arising solely from such termination or otherwise excused by a Force Majeure except as provided in Section 17.4(vi).

(ii)           B.Biologicals, Bayer or a Distributor (with respect to itself only) may terminate this Agreement in its sole discretion upon thirty (30) days’ prior written notice in the event of any failure or inability extending beyond ninety (90) days of Newco to provide Products hereunder due to Force Majeure. In the event of termination under this Section 17.2(ii), Newco shall have no liability for damages arising solely from such termination or otherwise excused by a Force Majeure.

17.3         Termination for Insolvency. The Agreement may be terminated (a) by B.Biologicals or a Distributor (with respect to itself only) if Newco, (b) by Newco if B.Biologicals, or (c) by Newco with respect to any Distributor if such Distributor:

(i)            admits in writing that it is unable to pay its debts as they become due;

(ii)           starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization, rearrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law;

(iii)          makes an assignment for the benefit of creditors;

(iv)          consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property;

(v)           files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within ninety (90) days after filing; or

(vi)          has entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order is not vacated or set aside or stayed within ninety (90) days.

Notwithstanding anything to the contrary herein, no Party shall take or cause to be taken any action relating to the voluntary liquidation or dissolution of such Party.

17.4         Effect of Termination. In the event of termination of this Agreement in accordance with Article 17 or on the expiration of the Term of this Agreement:

(i)            Newco shall immediately cease delivery of all Products under this Agreement, and Newco shall prepare and submit to each applicable Distributor an invoice for all Products shipped by Newco to such Distributor in accordance with this Agreement and not paid for by such Distributor. Distributor shall, within thirty (30) days of receipt thereof, pay the full amount of the applicable invoice.

(ii)           Each Distributor shall provide to Newco or its designee all Plasma Business records, any dedicated plasma systems and any information technology systems in each case used exclusively in the operation of the Plasma Business in the Territory, both from the period prior to the Effective Date and for the period during the Term of this Agreement. Such business records shall include, but are not limited to, marketing studies, customer and sales data, customer contracts, competitive data, strategies and execution plans, regulatory requirements and license information, regulatory trends, qualification status of products, legal briefs (only to the extent the liability for the claims/cases transfers to Newco), shipping and logistics, packaging requirements and practices, and credit profiles. To the extent that systems are not used exclusively in the Plasma Business, the Parties shall cooperate to format data and business records to enable transfer of the Plasma Business records to Newco’ s systems at Newco’s expense.

(iii)          Provided that this Agreement is not terminated by a Distributor in accordance with Sections 17.1, 17.2 or 17.3, upon termination, each Distributor shall assist in the transfer of all marketing authorizations and other regulatory permits and licenses in its countries at Newco’s expense and shall cooperate, upon Newco’s request and at Newco’s expense, with Newco’s or its designee’s effort to obtain any new licenses, permits or authorizations required by Newco or its designee to operate as an independent distributor in these countries.

(iv)          Provided that this Agreement is not terminated by a Distributor in accordance with Sections 17.1, 17.2 or 17.3, upon termination, each Distributor shall assign and transfer to Newco any remaining open customer contracts and tender rights and obligations assuming

Newco has purchased from the Distributors all of their inventory in accordance with Section 17.4(vi) below. If any such consent to assign such contract is not obtained, the Parties will cooperate to secure a reasonable, mutually agreeable arrangement designed to provide Newco with the benefits of any such contract, including enforcement for the benefit of Newco of any and all rights of the transferring party against the other party or parties thereto arising out of the breach or cancellation by such other party or parties or otherwise.

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(vi)          Each Distributor shall have the right to sell back to Newco all inventory of Products remaining unsold at the time of termination to the extent that such Products have a shelf life of at least sixteen (16) months remaining; provided that such inventory is packaged and labeled in a manner that enables Newco to re-use or re-sell such inventory at the Distributor Price then in effect. Notwithstanding the foregoing, Newco shall have the right but not the obligation to purchase from such Distributor any and all Products in the Distributors’ inventory, in each case [***]  To the extent that neither a Distributor nor Newco exercises its sell back or purchase rights above, such Distributor shall use commercially reasonable efforts to sell such inventory at prevailing market prices within three months of termination. During the termination notice period, Newco and each of the Distributors will work together to minimize ending inventory held by the Distributors, subject to the sell back and purchase rights set forth above. In the event that this Agreement is terminated by Newco for Distributors’ Force Majeure in accordance with Section 17.2, each Distributor shall be obligated to pay [***] for the Products already manufactured and filled in final container by Newco pursuant to the then Binding Forecast for such Distributor as of the date of termination and not then paid for by such Distributor; provided, Newco shall deliver such Products to the Distributors and such Distributors shall have the right to sell such Products; provided that such sale of Products by such Distributors occurs within ninety (90) days of the effective date of termination of this Agreement. Notwithstanding anything to the contrary herein, upon termination of this Agreement, except where such termination is by a Distributor pursuant to Sections 17.1, 17.2, or 17.3, if the aggregate total of the Purchase Orders placed by the Distributors prior to the effective date of such termination does not meet the Required Amounts, the Distributors shall be obligated to pay amounts associated with Products to be delivered under the then current Binding Forecast and, at Distributors’ sole discretion, Newco shall be obligated to deliver such Products.

(vii)         To the extent not previously transferred to Newco, each Distributor -shall assign and transfer to Newco all Acquired Intellectual Property.

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(viii)        Provided that the Agreement is not terminated by a Distributor in accordance with Sections 17.1, 17.2 or 17.3 of this Agreement, each Distributor shall use reasonable efforts at Newco’s cost to assist with Newco’s transition of the release and sale of Products in the applicable countries in the Territory to Newco or alternative distributors.

ARTICLE 18        CONFIDENTIALITY

18.1         Confidentiality Obligations. All information (i) provided by Newco to a Distributor in connection with this Agreement (including, without limitation, the Specifications and forecasts provided by Distributors) or (ii) obtained by, developed by or otherwise disclosed to a Distributor in its capacity as a distributor of Products before or after the Effective Date, including without limitation, any and all customer and marketing data, shall be maintained in strict confidence by a Distributor. Such information shall be the property of Newco, and a Distributor shall not make use of any such information except for the purposes for which it was provided. At the termination of this Agreement, each Distributor shall promptly return to Newco any physical embodiments (including copies) of any such information. All information provided by a Distributor to Newco which is marked or otherwise indicated as confidential, shall be maintained in strict confidence by Newco. Each Party agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions; provided that if a public announcement or disclosure is required by law, rule, regulation, court order, subpoena, interrogatory or other discovery request (including, without limitation applicable securities laws or stock exchange regulations), and subject to Section 18.2(iii), the Party required to make the public announcement or disclosure shall be permitted to make such disclosure and shall provide prompt prior written notice of such requirement to the other Party, and the Parties shall thereafter negotiate in good faith, to the extent appropriate and feasible, the contents of the public announcement or disclosure.

18.2         Exceptions. The covenants of the Distributors contained in Section 18.1 shall not apply to information which:  (i) is already in the public domain at the time of disclosure; (ii) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; or (iii) is required to be disclosed by law, provided that the Distributors shall cooperate with Newco (at Newco’s expense) in obtaining any available protection for such information to be disclosed.

18.3         Term of Obligations. Sections 18.1 and 18.2 shall survive termination of this Agreement for a period of five (5) years.

18.4         Competition. Each Distributor will not and will cause its affiliates not to, directly or indirectly engage or invest in the business of the distribution of plasma derived products in the countries assigned to it pursuant to Exhibit A for a period no greater than the longer of (i) the period permitted under Section 11.5 of the Contribution Agreement or (ii) a period of [***] after the date on which the termination of this Agreement becomes effective provided however this Section 18.4 will not apply where a Distributor terminates the Agreement in accordance with Sections 17.1, 17.2, or 17.3 and provided further that if period defined by subparagraph (ii) of this Section 18.4 is determined by any governmental agency or court to be in violation of law, including, but not limited to, statute, precedent, or regulation, the Parties

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will be governed solely by subparagraph (i). It is understood and agreed that a Distributor shall not be deemed to be in violation of this Section 18.4 as a result of any acquisition Distributor or any of its affiliates may make after the Effective Date of not more than five percent (5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended. In the event that a Distributor or any of its affiliates acquires an entity that has a distribution of plasma-derived products, that Distributor and its affiliates shall promptly divest itself of that business to a third party.

ARTICLE 19        BAYER GUARANTY

Bayer hereby agrees to (i) cause each Distributor to promptly after the Effective Date to duly execute and deliver an original copy of Exhibit J to Newco, (ii) prior to the time any Distributor becomes a party to this Agreement by executing and delivering Exhibit J to Newco, cause each Distributor to take any and all actions required by such Distributor under this Agreement, as if such Distributor was a party hereto, and (iii) prior to the time any Distributor becomes a party to this Agreement by executing and delivering Exhibit J to Newco, assumes the indemnification obligations of such Distributor pursuant to Article 16; as if such Distributor was a party hereto.

ARTICLE 20        MISCELLANEOUS

20.1         Consent to Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and it is not intended to confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties hereto, except that each Party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such party of any obligations under this Agreement). Notwithstanding the foregoing, Newco may assign this Agreement and any or all of its rights or obligations hereunder to (i) any affiliate of Newco provided that any such affiliate becomes a party to this Agreement, (ii) any lender of Newco as collateral security or (iii) any successor in interest to Newco provided that any such successor becomes a party to this Agreement; provided that no assignment under (i), (ii) or (iii) above shall relieve Newco from any obligation hereunder. B.Biologicals may assign this Agreement and any or all of its rights or obligations hereunder to (i) any affiliate of B.Biologicals provided that any such affiliate becomes a party to this Agreement or (ii) any successor in interest to the entire business conducted by B.Biologicals under this Agreement provided that any such successor becomes a party to this Agreement; provided that no assignment under (i) or (ii)

above shall relieve B.Biologicals from any obligation hereunder. A Distributor may assign this Agreement and any or all of its rights or obligations hereunder to (i) any affiliate of such Distributor provided that any such affiliate becomes a party to this Agreement or (ii) any successor in interest to the entire business conducted by such Distributor under this Agreement provided that any such successor becomes a party to this Agreement; provided that no assignment under (i) or (ii) above shall relieve such Distributor from any obligation hereunder. Any purported assignment in contravention of this Section 20.1 shall be void.

20.2         Entire Agreement and Amendments. This Agreement, together with the Exhibits, constitutes the entire agreement between the Parties, and merges and supersedes all previous agreements and understandings between the Parties, whether oral or written, relating to the subject matter hereof. In the event that this Agreement conflicts with any Purchase Order, invoice or other written document, the terms and conditions of this Agreement shall apply. No amendment, modification or interpretation of this Agreement will have any effect unless it is reduced to writing, makes specific reference to this Agreement and is signed by all of the Parties.

20.3         Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and if mailed by prepaid first class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the postmarked date thereof and, if telexed or telecopied, the original notice shall be mailed by prepaid first class mail within twenty-four (24) hours after sending such notice by telex or telecopy, and shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient’s telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)           If to B.Biologicals, and Bayer HealthCare LLC:

Bayer HealthCare LLC

400 Morgan Lane
West Haven, CT 06516-4175
Attention:  General Counsel

Marilyn Mooney
Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

(b)           If to a Distributor, to that Distributor at the address set forth in the applicable Distributor Agreement in the form of Exhibit J executed by such Distributor.

With a copy to:

Bayer HealthCare LLC
400 Morgan Lane
West Haven, CT 06516-4175
Attention:  General Counsel

Marilyn Mooney
Fulbright & Jaworski L.L.P.
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

(c)           If to Newco to:

Chief Legal Counsel
Talecris Biotherapeutics, Inc.
P.O. Box 13887
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park
Raleigh, NC  27709
Fax:  (919) 316-6669

With copies to:

Mark Neporent
General Counsel

Cerberus Capital Management, L.P.
299 Park Avenue, 28th Floor
New York, NY  10171
Fax:  (212) 891-1540

and

Alison S. Ressler, Esq.
Sullivan & Cromwell LLP
1888 Century Park East
Suite 2100
Los Angeles, CA  90067
Fax:  (310) 712-8800

and

Joseph A. Simei, Esq.
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, D.C. 20004
Fax:  (202) 637-2201

Any Party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 20.3.

20.4         Independent Contractor. This Agreement does not create an employer-employee relationship between the Parties, and is not an agency, joint venture or partnership. No Party shall have the authority to act for the other or to bind the other in any way, nor to sign the name or to represent that the other is in any way responsible for the acts or omissions of the other. Newco shall maintain its status as an independent contractor engaged in the selling and release of Products. Each of B.Biologicals and each Distributor shall maintain its respective status as an independent contractor engaged in the business of distributing Products.

20.5         Non-Waiver. The waiver by any Party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

20.6         Choice of Law. The rights and obligations of the Parties arising out of the Agreement shall be governed in all respects by the laws of Germany, regardless of the choice of law principles applicable in Germany or other jurisdictions.

20.7         Captions. All captions are inserted for convenience only, and will not affect any construction or interpretation of this Agreement.

20.8         Severability. Any provision of this Agreement which is or may become prohibited or unenforceable, as a matter of law or regulation, will be ineffective only to the extent of such prohibition or unenforceability and shall not invalidate the remaining provisions hereof if the essential purposes of this Agreement may be given effect despite the prohibition or unenforceability of the affected provision.

20.9         Dispute Resolution.

(i)            Resolution by the Parties. The Parties shall attempt to resolve any dispute, controversy, claim or difference arising out of, or in connection with, this Agreement amicably and promptly by negotiations between executives who have authority to settle the controversy. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within seven (7) days after delivery of such Notice of Dispute, executives of the Party shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the matter has not been resolved within ten (10) days of the first meeting of such executives (or, if the Parties are unable to mutually agree upon an acceptable time and place to meet, within ten

(10) days of the disputing Party’s Notice of Dispute), either Party may, by notice to the other Party (“Dispute Escalation Notice”), refer the matter to the respective officers of the Parties designated below.

For B.Biologicals and Bayer:  Joseph Akers, President Biological Products Division (or his successors)

For Newco:            CEO/President for Talecris Biotherapeutics Inc.

For Distributor[s]:                As shown on executed Exhibit J

Such officers shall negotiate in good faith to resolve the matter in an amicable manner within ten (10) days of the Dispute Escalation Notice. In the event the matter is not resolved within such ten (10) days, either Party may initiate arbitration of the dispute as provided for in this Section 20.9.

(ii)           Binding Arbitration. In any event, if any dispute, other than with respect to Section 5.5(iv) and 6.3, is not resolved in accordance with this Section 20.9(ii) within thirty (30) days of the date in which such dispute arose, either Party may submit the dispute to binding arbitration by giving the other Party notice (the “Arbitration Notice”). Such arbitration shall be conducted in Germany in accordance with the Rules of Arbitration of the International Chamber of Commerce, in effect as of the Effective Date (the “Rules”). The arbitration shall take place in a location which is mutually agreeable to the Parties and shall be held in the English language unless the parties agree otherwise. The arbitration will be conducted by one (1) arbitrator knowledgeable in the subject matter that is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement by thirty (30) days after the Arbitration Notice was given, will be selected according to the Rules. Either Party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. The arbitrator shall render a decision no later than ninety (90) days from the date of such arbitrator’s selection. The award of the arbitrator shall be final and binding on both Parties. Each Party hereby submits itself to the jurisdiction of the courts of the place where arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court in the state where the arbitration takes place, or any court having jurisdiction over the Parties. In the event of any actual or threatened breach or default which could give rise to irreparable harm, nothing in this Agreement shall prevent either Party from seeking injunctive relief (or any other provisional remedy or equitable relief) from any court having jurisdiction over the Parties and the subject matter of this dispute to protect their respective rights pending the outcome of the arbitration. The Parties bind themselves to carry out the awards of the arbitrator. The fees and expenses of the arbitrators, the fees and expenses of the court report and any expense for a hearing room, and reasonable attorney’s fees may be awarded to the prevailing party by the arbitrator, or if such award is not made, will be shared equally by the Parties. The Parties will otherwise bear their respective expenses of arbitration.

20.10       Survival. In the event of any termination of this Agreement the provisions of Articles 4, 5, 6, 7, 10, 11, 12, 13, 14, 16, 17, 18, 19, 20 and Sections 2.2, 2.4, and 2.5, shall survive any termination or expiration of this Agreement in full force and effect indefinitely, unless a shorter period of survival is provided therein.

20.11       Defined Terms. Defined terms used but not otherwise defined in this Agreement shall have the meaning ascribed to those terms in the Contribution Agreement.

20.12       Phase I Agreement and Phase II Agreement. Nothing in this Agreement shall modify the rights and obligations between B.Biologicals and Newco pursuant to the Phase I Agreement or the Phase II Agreement.

20.13       Set-Off. No Party to this Agreement shall have any right of set off with respect to amounts it has an obligation to pay hereunder.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

BAYER BIOLOGICALS SRL

By:	/s/ Antonio Zamboh
Name:	Antonio Zamboh
Title:	Managing Director

By:
Name:
Title:

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ Lawrence D. Stern
Name:	Lawrence D. Stern
Title:	Executive Chairman, President and
Chief Executive Officer

Bayer Healthcare LLC is signing this Agreement solely to evidence its agreement that it will meet the obligations in Article 19 or any other provision of this Agreement where Article 19 would require Bayer to take some act.

BAYER HEALTHCARE LLC

By:	/s/ Joseph A. Akers
Name:	Joseph A. Akers
Title:	Executive Vice President

By:	/s/ Keith R. Abrams
Name:	Keith R. Abrams
Title:	Assistant Secretary

Exhibit A

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Exhibit B

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Exhibit C

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Exhibit E

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Exhibit F

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Exhibit G

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Exhibit H

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Exhibit J

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